Exhibit 99.2

Transcript: OCC –Q1 2020 Earnings Conference Call - 03/16/20 10:00 AM

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson, Brimmer, Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

PRESENTATION

Operator

Good morning. My name is Cia and I will be the conference operator today. At this time I would like to welcome everyone to the Optical Cable quarter one 2020 earnings conference call. (Operator Instructions). Thank you. At this time I would like to turn the conference over to Aaron Palash. Please go ahead, sir.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Great. Good morning and thank you all for participating on Optical Cable Corporation's first quarter of fiscal year 2020 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today's call.

With that I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2020 in some additional detail. After Tracy's remarks we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

Let me start by acknowledging the biggest issue in the news today, the global coronavirus pandemic. While our manufacturing facilities continue to operate as normal, the health and safety of our employees is of the utmost importance and we are encouraging our employees to take additional precautions as recommended by local and federal health officials.

We have taken appropriate steps to encourage social distancing, limiting travel and limiting face-to-face meetings to protect our employees, our business partners and our local communities. And we will continue to take additional actions as necessary or appropriate.

Like others around the world, we are closely monitoring the impact of the pandemic and will continue to take actions as appropriate. That said, we are focused on what we can control. This includes continuing to innovate and provide comprehensive solutions that meet the evolving needs of our broad and diverse customer base.

Transcript: OCC –Q1 2020 Earnings Conference Call - 03/16/20 10:00 AM

With that, let me turn to our results for the quarter. Despite the volatility of our markets, our results for the first quarter reflect stability in certain of our core markets. Building on our work from the end of last fiscal year, we made progress on cost reduction initiatives and achieved increased production throughput and efficiency improvements at our Roanoke production facility. While our fixed costs and operating leverage offset these efforts during the quarter, we expect to realize the benefits of these initiatives as sales increase.

Looking ahead, we are seeing increases in sales activity in certain of our markets so far when compared to the first quarter, and we are continuing to execute on our strategies to aggressively drive sales and increase operational efficiency. We remain committed to enhancing operational excellence to deliver enhanced value to our shareholders.

And with that, I'll turn the call over to Tracy Smith who will review in some additional detail our first quarter of fiscal year 2020 financial results.

Tracy Smith - Optical Cable Corporation - SVP & CFO

Thank you, Neil. Consolidated net sales for the first quarter of fiscal 2020 were $12.9 million compared to net sales of $16.8 million for the first quarter of fiscal 2019. The year-over-year decrease in net sales was primarily due to a number of large orders from one customer in the wireless carrier market in the first quarter of fiscal year 2019 that did not recur at the same levels in the first quarter of fiscal year 2020.

Net sales to this customer decreased $2.3 million in the first quarter of fiscal 2020, as compared to the first quarter of fiscal 2019. Historically, net sales to this customer have been volatile from quarter to quarter and from year to year.

Turning to gross profit. Gross profit was $2.4 million in the first quarter of fiscal 2020 compared to $3.6 million in the first quarter of fiscal 2019. Gross profit margin, or gross profit as a percentage of net sales, was 18.7% in the first quarter of fiscal 2020, compared to 21.3% in the first quarter of fiscal 2019.

The lower gross profit margin in the first quarter of fiscal year 2020 was substantially impacted by fixed production costs being spread over lower total sales when compared to the first quarter of fiscal 2019, offsetting cost reductions and significant production throughput and efficiency improvements achieved principally in the Company's Roanoke production facility.

SG&A expenses decreased 28.8% to $4.8 million during the first quarter of fiscal 2020, compared to $6.8 million for the same period last year. The decrease in SG&A expenses was primarily the result of decreases in employee related costs, but was also positively impacted by other cost reduction initiatives.

OCC recorded a net loss of $2.6 million, or $0.35 per basic and diluted share, for the first quarter of fiscal 2020, compared to a net loss of $3.3 million, or $0.44 per basic and diluted share, for the first quarter of fiscal 2019.

During the first quarter of fiscal year 2020, OCC achieved net cash provided by operating activities of $544,000, while reducing accounts payable and accrued expenses, including accrued compensation and payroll taxes, by $1.5 million, ending the first quarter with a current ratio of 2.1 to 1.

Subsequent to our fiscal quarter end, we entered into a loan modification agreement with our lender to modify our credit agreement. The purpose of the agreement was to remove the current ratio financial covenant for the fiscal quarters ended January 31, 2020 and ending April 30, 2020, and to remove the total liabilities to tangible net worth ratio for the fiscal quarters ended January 31, 2020 and ending April 30, 2020.

OCC reaffirmed it would reduce the aggregate outstanding balance under the credit agreement by $200,000 on or before April 15, 2020 by reducing the outstanding principal balances on the real estate term loans. OCC also affirmed that it would continue to engage in good faith to negotiate a letter of intent or similar expression of interest to refinance the revolver by March 31, 2020, and enter into a financing commitment letter, similar equity commitment or combination thereof relating to the financing by May 1, 2020 with a closing planned on or before June 30, 2020.

Transcript: OCC –Q1 2020 Earnings Conference Call - 03/16/20 10:00 AM

As of January 31, 2020, we had outstanding borrowings of $5.7 million on our revolving credit note. We have not made any additional borrowings on our revolver since our third quarter of fiscal year 2019, ended July 31, 2019. And we have $850,000 in available credit on our revolving credit note as of January 31, 2020. We also had outstanding loan balances of $5.6 million under our real estate term loans.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if you have any questions we are happy to answer them. Cia, if you could please indicate the instructions for our participants to call in any questions they may have I would appreciate it. Again, we are only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). And there are no responses at this time. I'd like to turn it over to Mr. Palash.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Actually -- so, Neil, we -- sure. Go ahead, Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

So, thank you, Aaron. You were going to ask if you -- were going to check to see if we have questions, and if you could read any questions we have received in writing, we'll go ahead and respond to those.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Yes, we do have a few questions submitted in advance of the call by non-institutional shareholders. The first one is, how did you reduce SG&A expenses by 28.8%?  Sales commissions, reduction in headcount, reduction of executive officer and Board compensation?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

So, one of our focuses has been for the past several quarters operating efficiently and reducing cost. It's been a high priority for OCC and we’ve continued to build on those efforts. While a significant portion of the SG&A decrease was primarily the result of employee related costs, it also reflects our other cost reduction initiatives.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Great. Have the issues with Roanoke production been resolved?

Transcript: OCC –Q1 2020 Earnings Conference Call - 03/16/20 10:00 AM

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

We believe that they have been resolved. We've been focusing on this for quite some time and we continue to keep our eye on it. We continue to make substantial progress, as we've noted in the past, and believe that as we see sales increases we'll completely and fully realize those efficiencies and throughput improvements that we've made.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Okay. The press release referred to seeing increases in sales activity in certain of our markets. Will you elaborate? Is there a 5G impact? Do you expect a 5G impact in the future?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

As our shareholders know, we participate in many, many different markets. We did see increases in order volume in early February and that has been keeping us busy. We are not commenting on those specific markets that we've seen the strength at this time.

We do believe 5G and, of course, the continued buildout of 4G is going to be a driver for our industry. And we do continue to take steps at OCC that we believe will best position us to be able to participate in that growth that will occur in the market.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

What was your backlog and forward log?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

So, we typically don't disclose our backlog and forward load. As I said, we did see an increase in sales activity in February with orders that were placed. And to a large extent, what we believe we were seeing was projects that were in the works even during the first quarter but hadn't been converted into orders until the first part of February. And that's the reason why we've been saying that we've seen this increased activity compared to the first quarter.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

What is your current availability on the revolver?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

You want to talk about this, Tracy?

Tracy Smith - Optical Cable Corporation - SVP & CFO

Sure. As I mentioned in my earlier comments, the current availability on the revolver is $850,000.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

In light of the coronavirus turmoil, is it reasonable to expect a letter of intent within two weeks?

Transcript: OCC –Q1 2020 Earnings Conference Call - 03/16/20 10:00 AM

Tracy Smith - Optical Cable Corporation - SVP & CFO

We have been working and continue to work expeditiously with a goal of completing the letter of intent by March 31, 2020.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Do you have contingency plans if you cannot meet the June 30th deadline with Pinnacle?

Tracy Smith - Optical Cable Corporation - SVP & CFO

We are always working on contingency planning and that is something that we typically do. That said, we are focused on completing the agreement by June 30th.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Might you receive emergency coronavirus-related funding?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I'll take that one, Aaron. At this point I think it's too early for us to know if that will be the case and we can't really speculate. Of course, we are monitoring what's going on in Congress as well as other actions taken by the federal government, and then the actions that will be taken by the states in which we operate to ensure we best position OCC during the crisis.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Can you review coronavirus impact on sales and supply chain? Are you anticipating delays if a project needs a component from China that can't be sourced?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

So far we've been very fortunate. We have not seen any impact on sales to date and the impact on our supply chain has been very, very minimal. Like others, we are continuing to monitor the situation closely and focusing on what we can control. And we are hopeful that, given the nature of our business, there will be less impact on our sales than there might be on some other industries.

I think I'd also say, as a reminder, all of our three manufacturing facilities are based in the US. And obviously we stand ready to supply our customers in the event that they have trouble with any of their other suppliers.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Yes, that's a good segue. Do you see an increasing interest by your customers in sourcing locally through OCC rather than importing products?

Transcript: OCC –Q1 2020 Earnings Conference Call - 03/16/20 10:00 AM

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

We haven't seen anything specific that would indicate that that's happening at the moment. But as I said, with our manufacturing facilities all located in the United States, we have a plant near Dallas in Plano, Texas; a plant near Asheville, North Carolina; and of course our plant here in Roanoke, and so, that gives us an ability to supply in ways that others may not be able to. And we are available to do that should the need arise.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

Okay. And last question. Would you consider selling the Company in these uncertain times?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Of course we've always been open-minded to whatever is the best course of action that would maximize shareholder value. That's always been the case and continues to be the case. But that said, we are never going to comment on any sort of M&A activity─whether it exists or it doesn't exist. And we've got our strategic plans in place where we are focused on growing the business and we believe that those strategic plans will enable us to create shareholder value.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - IR

That was the final question.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, if there's no other questions, I would like to thank everyone for listening to our first quarter fiscal year 2020 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today's conference call. You may now disconnect.